EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2008, of which report on the accompanying consolidated financial statements as of December 31, 2007 expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109” issued by the Financial Accounting Standards Board and the measurement provision of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” and unqualified opinions on the supplemental financial statement schedule and on the effectiveness of the Company’s internal control over financial reporting of CIRCOR International, Inc. and subsidiaries, included in the Annual Report of CIRCOR International, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the registration statements on Form S-8 (No. 333-91229 and No. 333-125237) and Form S-3 (No. 333-85912) of CIRCOR International, Inc. and subsidiaries.

/s/ Grant Thornton LLP

Boston, Massachusetts

February 22, 2008